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                                                                   EXHIBIT 10.08

                              AMENDED AND RESTATED
                         EMPLOYMENT PROTECTION AGREEMENT


                  THIS AGREEMENT, between Martin Marietta Materials, Inc., a North Carolina corporation (the "Company"), and ___________ (the "Employee"), dated as of this 11th day of November, 1999 (the "Effective Date")


                              W I T N E S S E T H :

                  WHEREAS, Employee is a valuable member of management of the Company and the Company desires to ensure the continuity of its senior management; and

                  WHEREAS, it is the determination of the Company that management continuity is most likely to occur if senior management is financially protected against involuntary termination following a "Change of Control" (as defined below) of the Company; and

                  WHEREAS, the Company and the Employee entered into an Employment Protection Agreement dated as of ________, 19__ (the "Prior Agreement") to provide the Employee with payments and benefits upon certain terminations of the Employee's employment with the Company in connection with a Change of Control, in consideration of the Employee's continued service to the Company (which the parties hereto agree constitutes adequate consideration to support to the Company's obligations under this Agreement); and

                  WHEREAS, the Company and the employee desire to more clearly reflect their intention with respect to certain provisions in the Prior Agreement, as set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is hereby agreed by and between the Company and the Employee, each of whom intends to be legally bound, as follows:

                  1. Definitions. For purposes of this Agreement,

                  (a) "Annual Bonus" shall mean the Employee's highest annual bonus paid during the period beginning five years prior to a Change of Control and ending on the date of termination of employment.

                  (b) "Base Salary" shall mean the highest annual rate of base salary that Employee receives from the Company or its affiliates within the twelve-month period ending on the date of a Change of Control.


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                  (c) "Board" shall mean the Board of Directors of the Company.

                  (d) "Cause" shall mean the Employee's having been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the Company, and such conviction or adjudication has become final and non-appealable. The Employee shall not be deemed to have been terminated for Cause, unless the Company shall have given the Employee (A) notice setting forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination for Cause,
(B) a reasonable opportunity for the Employee, together with his counsel, to be heard before the Board and (C) a notice of termination stating that, in the reasonable judgment of the Board, the Employee was guilty of conduct constituting Cause and specifying the particulars thereof in reasonable detail.

                  (e) "Change of Control" shall mean:

                      (i) The acquisition on or after October 18, 1996 by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (an "Acquiring Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the fully diluted shares of common stock of the Company, as reflected on the Company's financial statements (the "Outstanding Company Common Stock"), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (X) any acquisition by the Company or any "affiliate" of the Company, within the meaning of 17 C.F.R. ss. 230.405 (an "Affiliate"), (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or (Z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and
(C) of subsection (iii) of this definition; or

                      (ii) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; or

                      (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any employee benefit plan (or related trust)



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sponsored or maintained by the Company or any Affiliate of the Company, or such corporation resulting from such Business Combination or any Affiliate of such corporation) beneficially owns, directly or indirectly, 40% or more of, respectively, the fully diluted shares of common stock of the corporation resulting from such Business Combination, as reflected on such corporation's financial statements, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                           (iv) Approval by the shareholders of the Company of a
complete liquidation or dissolution of the Company.


                  (f) "COBRA" shall mean 29 U.S.C. ss.ss. 1161-1168, as amended from time to time.

                  (g) "Disability" shall mean a medically determined physical or mental impairment which qualifies the Employee for benefits under the Company's long-term disability program. An Employee shall not be deemed to have incurred a Disability until such benefits actually become payable (i.e., after any applicable waiting period). If the Company does not maintain a long-term disability program, or if the Employee does not elect coverage under such program, Disability shall mean the incapacity of the Employee such that he is unable to perform his duties to the Company for a period of 150 out of 180 consecutive days, as determined in the reasonable judgment of the Committee.

                  (h) "Good Reason" shall mean (i) a good faith determination by the Employee that the Company or any of its officers has (A) taken any action which materially and adversely changes the Employee's position (including titles), authority or responsibilities with the Company or reduces the Employee's ability to carry out his duties and responsibilities with the Company or (B) has failed to take any action where such failure results in material and adverse changes in the Employee's position (including titles), authority or responsibilities with the Company or reduces the Employee's ability to carry out his duties and responsibilities with the Company; (ii) a reduction in the Employee's Base Salary or a restriction on the eligibility requirements for other forms of monetary compensation that is inconsistent with the eligibility requirements used prior to a Change of Control; or (iii) requiring the Employee to be employed at any location more than 35 miles further from his principal residence than the location at which the Employee was employed immediately preceding the Change of Control, in any case of (i), (ii) or (iii) without the Employee's prior written consent.

                  (i) "Incumbent Board" shall mean a member of the Board of Directors of the Corporation who is not an Acquiring Person, or an affiliate (as defined in Rule 12b-2 of the Exchange Act) or an associate (as defined in Rule 12b-2 of the Exchange Act) of an Acquiring Person, or a representative or nominee of an Acquiring Person.

                  (j) "IRS" shall mean the United States Internal Revenue
Service.



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                  (k) "Term" shall mean the term of this Agreement as set forth in Section 2.

                  (l) "Welfare Benefits" shall mean all benefits provided by the Company to its employees pursuant to an "employee welfare benefit plan" as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

                  2. Effective Date; Term. This Agreement shall be effective as of the Effective Date, and shall remain in effect up to and including November 11, 2000, after which time this Agreement shall expire; provided, however, that on November 12, 2000, and on each subsequent anniversary thereof (each an "Anniversary Date"), the Term of this Agreement shall automatically be extended for one additional year, unless at least sixty (60) days prior to such Anniversary Date, either party to this Agreement gives written notice to the other party of an intent to cancel such automatic extension, in which case this Agreement shall expire upon the expiration of the then existing Term; further provided, however, that, notwithstanding the above, (a) if a Change of Control occurs prior to the termination of this Agreement, or (b) if prior to the termination of this Agreement the Board becomes aware of any circumstances which in the ordinary course result in a Change of Control (whether or not with respect to the party first coming to the Board's attention), then under no circumstances will this Agreement terminate prior to the date that is 31 days following the second anniversary of the Change of Control. Notwithstanding this
Section 2, the Company's obligations under this Agreement shall survive the termination of this Agreement if all events giving rise to such obligations occurred prior to such termination.

                  3. Obligations of the Company upon Termination. If, during the two year period following the effective date of a Change of Control, the Company terminates the Employee's employment other than for Cause or Disability, or the Employee terminates his employment for Good Reason or if, during the thirty day period following the two year anniversary of the effective date of a Change of Control, the Employee terminates his employment for any reason:

                  (a) the Company shall pay to the Employee in a lump sum within 15 days following Employee's termination of employment:

                           (i) if not theretofore paid, an amount equal to any portion of the Employee's earned but unpaid Base Salary (including unused but accrued vacation time) through the date of termination of employment; and

                           (ii) a cash amount equal to twice the sum of:

                                    (A) the Employee's annual Base Salary and

                                    (B) the Employee's Annual Bonus.

                  (b) the Company shall provide, for the period of two years following the date of Employee's termination of employment, all Welfare Benefits for the Employee and his



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dependents and beneficiaries that are at least as favorable in all material respects as the benefits provided to such person immediately preceding the Change of Control and to employees employed by the Company or its successor in positions following the Change of Control that are similar to the position the Employee held immediately prior to the Change of Control ("Similarly Situated Active Employees"); provided, however, that, with respect to this Section 3(b), the Employee shall be required to pay the same share of the cost of such Welfare Benefits as Similarly Situated Active Employees.

                  (c) the Company shall continue to be obligated to provide all the benefits provided for under the Company's defined benefit retirement plans and defined contribution retirement plans, including the Company's Supplemental Excess Retirement Plan.

                  4. Certain Additional Payments by the Company

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, or any benefit provided by the Company to the Employee (whether paid or payable or distributed or distributable provided pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes with respect to the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                  (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young or such other nationally recognized accounting firm then auditing the accounts of the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or is unwilling or unable to perform its obligations pursuant to this Section 4, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, determined pursuant to this Section 4, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the



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potential uncertainty in the application of Section 4999 of the Code (or any successor provision) at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

                  (c) The Employee shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                           (i) give the Company any information reasonably requested by the Company relating to such claim,

                           (ii)     take such action in connection with
                                    contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                           (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the



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Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

                  (d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 4(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 4(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  5. Other Compensation and Benefits. The amount payable under this Agreement in accordance with Section 3(a) shall not be reduced on account of any compensation received by the Employee from other employment. From and after the date the Employee is employed by a third party which provides any of the benefits described in Section 3(b), the Company shall not be obligated to provide the benefits to the extent provided by such third party.

                  6. Legal Fees and Expenses. The Company shall promptly reimburse the Employee for the reasonable legal fees and expenses incurred by the Employee in connection with enforcing any right of the Employee pursuant to and afforded by this Agreement; provided, however, that the Company only will reimburse the Employee for such legal fees and expenses if, in connection with enforcing any right of the Employee pursuant to and afforded by this Agreement, either (a) a judgment has been rendered in favor of the Employee by a duly authorized court of law, (b) a duly authorized court of law determines that the Employee's claim was not frivolous, or (c) the Company and the Employee have entered into a settlement agreement providing for the payment to the Employee of any or all amounts due hereunder.

                  7. Confidential Information. The Employee shall not disclose any secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, obtained by the Employee during his employment by the Company or any of its affiliated companies and which is not otherwise public knowledge. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for



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deferring or withholding any amounts or benefits otherwise payable to the
Employee under this Agreement.

                  8. Release from Other Severance Benefits; COBRA. The Employee hereby waives and releases the Company from the obligation to pay any severance benefits to the Employee on account of a termination of employment on or after a Change of Control, under any termination or severance policy of the Company other than this Agreement, so long as all payments are made, and benefits provided, to the Employee pursuant to Sections 3(a) and (b) herein. To the extent that the obligation of the Company to provide medical benefits pursuant to Section 3(b) is fulfilled, the period in which such medical benefits are provided shall be credited towards the continued health care coverage required to be offered to the Employee by COBRA, to the extent allowable under COBRA and the regulations promulgated thereunder. In the event that no payment or benefits are required pursuant to Sections 3(a) and (b), the Employee rescinds any such waiver and release. Except for payments provided pursuant to the Company's formal severance policy, if any, the benefits and payments to be provided by this Agreement will not reduce or eliminate any benefits or payments of any kind whatsoever that are to be provided to the Employee, including but not limited to, under any vacation policy, defined benefit retirement plan, defined contribution retirement plan, and the Company's Supplemental Excess Retirement Plan.

                  9. Successors. (a) This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall cause any successor to its business, in any transaction in which this Agreement would not be assumed by such successor by operation of law, to assume this Agreement by contract.

                  10. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, applied without reference to principles of conflict of laws.

                  (b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or overnight delivery service requiring acknowledgement of receipt, addressed as follows:

                  If to the Employee:       _________________________

                                            _________________________

                                            _________________________



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                  If to the Company: Martin Marietta Materials, Inc.
                                     2710 Wycliff Road
                                     Raleigh, North Carolina   27607
                                     Attention: Vice President and
                                                General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

                  (c) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.


                           IN WITNESS WHEREOF, the Employee has hereunto set his
hand and the Company has caused this Agreement to be executed in its name on its behalf, as of the day and year first above written.


                                         MARTIN MARIETTA MATERIALS, INC.



                                         By: ________________________________
                                                  Stephen P. Zelnak, Jr.
                                                  Chairman and Chief
                                                    Executive Officer



                                         EMPLOYEE



                                         -----------------------------------
                                         Name


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